Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153276 on Form S-8 of Provident New York Bancorp of our report dated June 25, 2015, appearing in this Annual Report on Form 11-K of the Sterling National Bank 401(k) and Profit Sharing Plan (f/k/a Provident Bank 401(k) and Profit Sharing Plan) for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

New York, New York
June 27, 2016